ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Filed in the office of	Document Number 20120366760-03
Ross Miller Secretary of State State of Nevada	Filing Date and Time 05/24/2012 10:20 AM
	Entity Number E0224572007-8

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Riverdale Mining Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Additional Articles
Section 6. Reverse Stock Split

At 1:00PM Pacific Time on the effective date of filing of this Certificate of Amendment, each two hundred (200) outstanding shares of the common stock of the Corporation as of such date shall be reverse split into one (1) share of the common stock of the Corporation. Any fractional shares resulting from this reverse stock split will be rounded up to the nearest whole share. The number of authorized shares of the Corporation shall not be amended hereby.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 5,000,000/7,000,000

4. Effective date of filing: (optional) 5/31/12

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.